EXHIBIT 10.1

EMPLOYMENT AGREEMENT

                    This EMPLOYMENT AGREEMENT, dated as of June 30, 2008 by and between COACTIVE MARKETING GROUP, INC., a Delaware limited liability company with its principal place of business at 75 Ninth Avenue, New York, New York 10011 (“Employer”) and CHARLIE HORSEY, an individual residing at 11 Edgewood Rd. Madison, New Jersey 07940 (“Employee”).

W I T N E S S E T H :

          WHEREAS, Employer operates a sales promotion and marketing services business; and

          WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, on the terms and conditions set forth below;

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

          1. Employment. Employer hereby employs Employee and Employee hereby accepts employment by Employer for the period and on the terms and conditions set forth in this Agreement.

          2. Position, Employment Duties and Responsibilities. Employee shall be employed as an Executive Vice President and Division President of Employer, subject to such reasonable duties and responsibilities granted, and restrictions imposed, by Employer’s Chief Executive Officer, and subject to Employer’s company policies and procedures. Throughout the term of this Agreement, Employee shall devote his entire working time, energy and skill and best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of Employer. Employee’s direct reporting responsibility is to Employer’s President and Chief Executive Officer or as otherwise directed by the Board.

          3. Working Facilities. Employee will work out of offices of Employer located in New York, New York.

          4. Compensation and Benefits.

                    4.1 Salary. For all of the services rendered by Employee to Employer, Employer shall pay to Employee an annual base salary of two hundred sixty six thousand one hundred six dollars ($266,106), payable in reasonable periodic installments in accordance with Employer’s regular payroll practices in effect from time to time. Employee’s salary may be increased (but not decreased) from time to time as the Board of Directors of Employer (the “Board”), may determine in its sole discretion, based on an annual review of Employee’s performance. In addition, in the event Employee’s premium cost for health insurance provided under Section 4.3 below is increased prior to January 1, 2009, Employee’s base salary shall be increased by the amount of such increase.

                    4.2 Bonus. During the term of this Agreement, Employee shall be eligible to receive an annual incentive award (“Annual Bonus”), targeted at forty percent (40%) of his base salary, based on Employee’s achievement of annual performance and other targets (including targets with respect to the performance of Employer), approved by the Board of Directors under such management bonus plan and/or policies as may from time to time be in effect. The amount and payment of any such Annual Bonus shall be determined in accordance with Employer’s practices for awarding annual incentive awards to senior executives, and subject to Employer’s performance, may be greater or less than the targeted amount.

                    4.3 Employee Benefits. Employee shall be entitled to participate in and be provided with health insurance, life insurance and other benefit plans and programs offered to and or made available to Employer’s employees. In addition, Employee shall be entitled to paid holidays in accordance with Employer’s regular policy and twenty days of vacation in each calendar year and reasonable absences for illness. Any vacation time not taken during any calendar year of employment shall not be carried into any subsequent calendar year, and Employer shall not be obligated to pay Employee for any vacation time available to but not used by Employee within the prescribed period.

                    4.4 Travel, Entertainment and Other Business Expenses. During the period of employment pursuant to this Agreement, Employee will be reimbursed for reasonable expenses incurred for the benefit of Employer in accordance with the general policy of Employer. Those reimbursable expenses shall include properly documented, authorized or otherwise reasonably required, travel, entertainment and other business expenses incurred by Employee, other than those expenses related to or in connection with routine commutation to and from Employee’s home, in accordance with Employer’s general policy.

                    4.5 Deductions. All references herein to compensation to be paid to Employee are to the gross amounts thereof which are due hereunder. Employer shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of the law (including, without limitation, social security payments, income tax withholding and any other deduction required by law) now in effect or which may become effective at any time during the term of this Agreement.

                    4.6 Restricted Stock. Upon the execution of this Agreement, Employee shall be awarded 69,767 shares of Employer’s common stock, par value $.001 per share pursuant to a Restricted Stock Agreement in the form attached hereto as Exhibit A.

          5. Term; Severance.

                    5.1 Term. This Agreement shall be for a term of three(3) years, commencing on the date hereof and ending on June 30, 2011, unless sooner terminated as hereinafter provided. The term of this Agreement shall automatically continue after the initial three-year term unless and until either party terminates this Agreement by providing the other party with no less than ninety (90) days prior written notice of termination effective on or after the third anniversary of the date hereof.

                    5.2 Severance. In the event (i) Employer terminates Employee’s employment under this Agreement for any reason other than for “Cause” under Section 7, or (ii) Employee terminates his employment under this Agreement for Good Reason (as defined below), Employee shall be entitled to receive aggregate severance payments (“Severance Payments”), equal to six-months of Employee’s then monthly base salary under Section 4.1. The Severance Payments shall be paid to Employee in equal monthly installments, each such installment equal to Employee’s then monthly base salary under Section 4.1, provided Employee is then in compliance with his obligations under Section 6 of this Agreement.

                    5.3 Good Reason. For the purposes hereof, “Good Reason” shall mean the occurrence of any of the following events without Employee’s consent: (i) a reduction in Employee’s base salary to an amount below that provided for under Section 4.1, (ii) the termination or material reduction of any material employee benefit or perquisite enjoyed by the Employee (other than in connection with the termination or reduction of such benefit or perquisite to all executives of Employer or as may be required by law), (iii) Employer relocates its offices outside of the greater New York metropolitan area requiring Employee to relocate his primary residence in order to perform his duties and responsibilities described herein; (iv) a material diminution in Employee’s authority, duties or responsibilities, (v) prior to July 1, 2009, Employee’s reporting obligations shall be to someone other than Employer’s Chief Executive Officer, or (vi) the failure of Employer to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of Employer within thirty (30) calendar days after the closing of a merger, consolidation, sale or similar transaction. Notwithstanding the foregoing, following written notice from the Employee of any of the events described in (i) through (iii) above, Employer shall have thirty (30) calendar days in which to cure the alleged conduct. If Employer fails to cure, the Employee’s termination shall become effective on the 31st calendar day following such written notice.

          6. Nondisclosure and Non-Compete.

                    6.1 Definitions. The following words and expressions used in this Agreement shall have the respective meanings hereby assigned to them as follows:

                         (a) “Affiliate” shall mean any partnership, firm, corporation, association, trust, unincorporated organization or other entity, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Employer.

                         (b) “Business Associate” shall mean and refer to any individual, partnership, corporation, associations or other business enterprise in any form which has had in the past, have currently, shall have or be attempting to develop during the Restriction Period a business relationship with Employer or any of its Affiliates as a customer or supplier.

                         (c) “Customer” shall mean and refer to any past or current customer of Employer or any of its Affiliates and shall also include those prospective customers who are actively being marketed by Employer or any of its Affiliates during the term of this Agreement.

                         (d) “Competitor” shall mean and refer to any individual, partnership, corporation, association or other business enterprise in any form, other than Employer and its Affiliates, which at any time during the Restriction Period, either directly or indirectly, (i) engages in the business of promotion marketing as an agent, and sells to Customers in the Restriction Area or (ii) engages in any other business directly competitive with Employer or any of its Affiliates and sells to Customers in the Restriction Area.

                         (e) “Confidential Information” shall mean and refer to all information of Employer and its Affiliates which is not generally known or available to the public or a Competitor (whether or not in written or tangible form), the knowledge of which could benefit a Competitor, including without limitation, all of the following types of information:

(i)	information pertaining to, Customers, Personnel and Business Associates;

(ii)	research, projections, financial information, cost and pricing information, invoices and internal accounting statistics;

(iii)	product or service development plans and marketing strategies;

(iv)	purchasing methods; and

(v)	trade secrets, or other knowledge or processes of or developed by Employer or any of its Affiliates.

                         (f) “Confidential Materials” shall mean and refer to any and all documents, materials, programs, recordings or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which Confidential Information may be contained.

                         (g) “Personnel” shall mean and refer to any and all employees, contractors, agents, brokers, consultants or other individuals rendering services to Employer or any of its Affiliates for compensation in any form, whether employed by or independent of Employer or any of its Affiliates.

                         (h) “Restriction Area” shall mean and refer to the United States.

                         (i) “Restriction Period” shall mean and refer to the period of time, commencing on Employee’s date of employment and expiring12 months after, for any reason whatsoever, the employment relationship between Employee and Employer or any of its Affiliates terminates.

                    6.2 Covenant Not to Compete.

                         (a) During the Restriction Period, Employee shall not directly or indirectly, own, manage, invest or acquire any economic stake or interest in, or otherwise engage or participate in any manner whatsoever in any Competitor (whether as a proprietor, partner, shareholder, investor, manager, director, officer, employee, venturer, representative, agent, broker, independent contractor, consultant, or other participant). Employee, however, shall not be prohibited from owning a passive investment of less than two percent (2%) of the outstanding shares of capital stock or bonds of a corporation, which stock or bonds are listed on a national securities exchange or are publicly traded in the over-the-counter market.

                         (b) The parties recognize the possibility that there might be some limited ways, which the parties do not now contemplate, through which Employee might be able to participate in a Competitor, and which pose no risk of harm to the interests of Employer or its Affiliates. If, prior to beginning any such relationship with a Competitor, Employee makes a full disclosure to Employer of the nature of Employee’s proposed participation, Employer agrees to evaluate whether it or its Affiliates will suffer any risk of harm to it or their respective interests, and will notify Employee if it has any objection to Employee’s proposed participation; provided, however, that Employer’s failure to notify Employee shall not be deemed to be an approval of Employee’s proposed participation. Employer’s determination in this regard shall be final and not subject to review. If Employee fails to make the prior disclosure required by this Section 6.2(b), it shall be conclusively presumed and Employee shall be deemed to have admitted that his participation in a Competitor during the Restriction Period will cause harm to the interests of Employer or its Affiliates.

                    6.3 Covenant Not to Interfere.

                         (a) During the Restriction Period, Employee shall not, directly or indirectly, solicit, induce or influence, or attempt to induce or influence, any Customer to terminate a relationship which has been formed or that Employee knows is being formed with Employer or any of its Affiliates, or to reduce the extent of, discourage the development of, or otherwise harm its relationship with Employer or any of its Affiliates, including, without limitation, to commence or increase its relationship with any Competitor.

                         (b) During the Restriction Period, Employee shall not, other than during the term of this Agreement consistent with his duties and obligations under Section 2 hereof, directly or indirectly, recruit, solicit, induce or influence, any Personnel known by Employee to be employed by Employer or any of its Affiliates to discontinue, reduce the extent of, discourage the development of, or otherwise harm their relationship or commitment to Employer or its Affiliates, including, without limitation, by employing, seeking to employ or inducing or influencing a Competitor to employ or seek to employ any Personnel of Employer or any of its Affiliates, or inducing an employee of Employer or any of its Affiliates to leave employment by Employer or its Affiliate, as the case may be. Any general solicitation to the public that is not directed at the Employer and/or any of its Affiliates shall not constitute a breach of this paragraph, and the restrictions set forth herein shall not apply to any person (i) who initiates contact with Employee or Employee’s then current employer in response to a general solicitation to the public, or (ii) who initiates contact with Employee or Employee’s then current employer in response to any general search conducted by a placement firm which does not expressly target such Personnel.

                         (c) During the Restriction Period, Employee shall not, other than during the term of this Agreement consistent with his duties and obligations under Section 2 hereof, directly or indirectly, solicit, induce or influence, or attempt to induce or influence, any Business Associate to discontinue, reduce the extent of, discourage the development of, or otherwise harm its relationship with Employer or any of its Affiliates, including, without limitation, by inducing a Business Associate to commence, increase the extent of, develop or otherwise enhance its relationship with any Competitor, or to refuse to do business with Employer or any of its Affiliates.

                    6.4 Confidential Information.

                         (a) Duty to Maintain Confidentiality. Employee shall maintain in strict confidence and duly safeguard to the best of his ability any and all Confidential Information. Employee covenants that Employee will become familiar with and abide by all policies and rules issued by Employer now or in the future dealing with Confidential Information.

                         (b) Covenant Not to Disclose, Use or Exploit. Employee shall not, directly or indirectly, disclose to anyone or use or otherwise exploit for the benefit of anyone, other than Employer and its Affiliates, any Confidential Information.

                         (c) Confidential Materials. All Confidential Materials are and shall remain the exclusive property of Employer. No Confidential Materials may be copied or otherwise reproduced, removed from the premises of Employer, or entrusted to any person or entity (other than the Personnel entitled to such materials by authorization of Employer) without prior written permission from Employer. Notwithstanding the foregoing, Employee may copy Confidential Information and remove such Confidential Information from Employer’s premises to Employee’s residence, in each case, in the ordinary course of business in the discharge of Employee’s duties and obligations under this Agreement.

                    6.5 Employer’s Property. Any and all writings, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at request or upon the suggestion of Employer or any Affiliate thereof, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Employer or any Affiliate thereof, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Employer. Employee shall make full disclosure to Employer of all such writings, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Employer. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, improvements, processes, procedures and techniques. Notwithstanding anything contained herein to the contrary, nothing herein shall restrict the Employee in the use of general information, thoughts and processes acquired by Employee prior to the commencement of his employment with Employer hereunder during his career in the marketing and promotion field.

          7. Discharge for Cause. Employer may discharge Employee at any time for Cause. For purposes of this Agreement, “Cause” shall mean (a) indictment for criminal conduct constituting a felony offense, (b) alcohol or drug abuse which impairs Employee’s performance of his duties hereunder in any material respect, or (c) incompetence, insubordination, willful misconduct, willful violation of any express direction or any reasonable rule or regulation established by the Board from time to time, after, in each case under this clause (c) which is capable of curing, written notice is provided to Employee and Employee has failed to cure such acts or action after a period of fifteen (15) days. In the event that Employer wishes to discharge Employee under clause (c) above, Employer shall notify Employee in writing of Employer’s intention to discharge Employee and of the time (which shall be at least 48 hours after such notice) and place when Employee may have a hearing before the Board. Within five (5) business days following such hearing, the Board shall advise Employee of its determination and, if Employee is to be terminated, of the date of Employee’s termination. In the event of any termination pursuant to this Section 7, Employer shall have no further obligations or liabilities hereunder after the date of such discharge.

          8. Consequences Upon Termination.

                    8.1 Payment of Compensation Owed. Upon the termination of Employee’s employment and this Agreement for any reason whatsoever, Employer shall promptly pay to Employee all compensation owed to Employee up until the date of termination.

                    8.2 Return of Property. Upon the termination of Employee’s employment and this Agreement for any reason whatsoever, Employee shall promptly return to Employer all Confidential Materials in his possession or within Employee’s control, all keys, credit cards, business card files and other property belonging to Employer.

          9. Remedies.

                    9.1 Equitable Relief. The parties acknowledge that the provisions and restrictions of Section 6 of this Agreement are reasonable and necessary for the protection of the legitimate interests of Employer and Employee. The parties further acknowledge that the provisions and restrictions of Section 6 of this Agreement are unique, and that any breach or threatened breach of any of these provisions or restrictions by Employee will provide Employer with no adequate remedy at law, and the result will be irreparable harm to Employer. Therefore, the parties agree that upon a breach or threatened breach of the provisions or restrictions of Section 6 of this Agreement by Employee, Employer shall be entitled, in addition to any other remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, obtain specific performance or a temporary or permanent injunction, without the necessity of establishing the likelihood of irreparable injury or proving damages and without being required to post bond or other security.

                    9.2 Modification of Restrictions; Full Restriction Period. If the Restriction Period, the Restriction Area or the scope of activity restricted in Article 6 should be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, the Restriction Area shall be reduced by the elimination of such portion thereof or the scope of the restricted activity shall be modified, or any or all of the foregoing, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in Article 6, the Restriction Period shall not run in favor of Employee from the time of commencement of any such violation until such time as such violation shall be cured by Employee to the reasonable satisfaction of Employer.

                    9.3 Arbitration. Except for the provisions of Sections 9.1 and 9.2 above, any controversy, dispute, or difference arising out of or relative to this Agreement or the breach thereof shall be determined by arbitration in New York City before three arbitrators. The arbitration shall be governed by the Federal Arbitration Act and administered by the American Arbitration Association under its Commercial Arbitration Rules, provided that persons eligible to be selected as arbitrators shall be limited to attorneys-at-law who have practiced law for at least 15 years as an attorney in New York specializing in either general commercial litigation or general corporate and commercial matters. A demand for arbitration under this provision shall be made in writing to the other party within sixty (60) days of the date the party demanding arbitration knew or should have known of the event giving rise to the claim, but in no event more than two (2) years after the event giving rise to the claim, or the claim shall be forever barred. The parties agree that judgment upon any award rendered may be entered in any court having jurisdiction thereof as an enforceable judgment or decree.

          10. Consideration for Restrictive Covenants. Employee acknowledges that the execution of this Agreement and compliance with it by Employer shall constitute fair and adequate consideration for Employee’s compliance with the restrictive covenants contained in the respective sections of this Agreement.

          11. Miscellaneous.

                    11.1 Governing Law. This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed by the laws of the State of New York applicable to contracts to be performed wholly within New York, without regard to principles of conflicts of laws and without the aid of any canon, custom or rule of law requiring construction against the drafter.

                    11.2 Waiver. A waiver by any party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall not be deemed or construed as a further or continuing waiver of any such condition or the breach of any other term, covenant, representation, or warranty set forth in this Agreement.

                    11.3 Additional Restrictions. The restrictions contained in this Agreement are cumulative with, and not in replacement of, any other restrictions to which Employee may otherwise be subject.

                    11.4 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, and contemporaneous understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

                    11.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.5):

(a) if to Employer:

CoActive Marketing Group, Inc.
75 Ninth Avenue
New York, New York 10011
Telecopy: (212) 660-3878
Attention: President

(b) if to Employee:

Charlie Horsey
11 Edgewood Rd.
Madison, New Jersey 07940

with a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Ave., 40th Floor
New York, NY 10022
Attn: Lawrence R. Haut, Esq.
Tel: (212) 907-7367
Fax: (212) 754-0330

                    11.6 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                    11.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                    11.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    11.9 Amendment or Termination. No agreement shall be effective to change, modify, waive, release, amend, terminate, discharge or effect an abandonment of this Agreement, in whole or in part, unless such agreement is in writing, refers expressly to this Agreement and is signed by the party against whom enforcement of the change, modification, waiver, release, amendment, termination, discharge or effectuation of the abandonment is sought.

                    11.10 Indemnification.

                         (a) Employer agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”), by reason of the fact that he is or was a director, officer or employee of Employer or any of its Affiliates or is or was serving at the request of Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by Employer to the fullest extent legally permitted or authorized by Employer’s certificate of incorporation or bylaws or resolutions of Employer’s Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, and such indemnification shall continue as to the Employee even if he has ceased to be a director, member, employee or agent of Employer or other entity and shall inure to the benefit of the Employee’s heirs, executors and administrators.

                         (b) Neither the failure of Employer (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Employee under Section 11.10(a) above that indemnification of the Employee is proper because he has met the applicable standard of conduct, nor a determination by Employer (including its Board of Directors, independent legal counsel or stockholders) that the Employee has not met such applicable standard of conduct, shall create a presumption that the Employee has not met the applicable standard of conduct.

                         (c) Employer agrees to continue and maintain directors’ and officers’ liability insurance policy covering the Employee to the extent Employer provides such coverage for its other executive officers and directors, as applicable.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COACTIVE MARKETING GROUP, INC.

By:	/s/ Charlie Tarzian

Charlie Tarzian, Chief Executive Officer

/s/ Charlie Horsey

Charlie Horsey